EXHIBIT 10.23
EXECUTION VERSION

THE SYMBOL "[*]" DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Confidential Severance Agreement And General Release of Claims

The parties to this Confidential Severance Agreement and General Release of Claims (“Agreement”) are Angela I. Brav (“Executive”) and Executive’s family, beneficiaries, and anyone acting on Executive’s behalf, each in their capacity as such, on the one hand, and The Hertz Corporation, including its parent, subsidiaries, affiliates, and any successor to its business and/or assets, (“Hertz”), on the other hand.
In consideration of the mutual promises, covenants, and agreements in this Agreement, which Executive and Hertz agree constitute good and valuable consideration, the parties stipulate and mutually agree as follows:
1.    Separation from Employment: Executive’s employment with Hertz ended or will end on April 30, 2022 (the “Separation Date”). The parties agree that, except as otherwise provided or referenced in this Agreement or the settlement agreement of 2022 entered into between The Hertz Corporation and Executive (“U.K. Settlement Agreement”), neither Executive nor Hertz shall have any further rights, obligations, or duties under any other agreement or arrangement relating to severance payments and benefits due to Executive, as of or after the date of this Agreement.
2.    Resignations: Effective as of the Separation Date, Executive resigns from all director,

officer, board, or other positions Executive holds on behalf of or in Executive’s capacity as an employee of Hertz. Executive agrees to sign all appropriate documentation, if any, prepared by Hertz to facilitate these resignations, provided that Executive understands and agrees that such resignations are self-effectuating and are effective on the Separation Date.

3.    Accrued Obligations: Without regard for this Agreement, Executive is entitled to receive the following accrued obligations: (a) payment of all base salary earned or accrued but not yet paid through the Separation Date; and (b) reimbursement for any and all business expenses incurred prior to the Separation Date, subject to the terms of Hertz’s expense reimbursement policy.
4.    Emergence Equity Award: The parties acknowledge and agree that, without regard for this Agreement, Executive’s separation is a “Termination without Cause” within the meaning of the Restricted Stock Unit Agreement (“RSU Agreement”) and Employee Stock Option Agreement (“ESO Agreement”) entered into by Executive on November 16, 2021, such that the provisions of Section 2(b)(ii) of the RSU Agreement – Vesting of Restricted Stock Units; Termination Without Cause; Death or Disability - and the provisions of Section 2(b) of the ESO Agreement – Vesting and Exercisability; Termination without Cause; Death or Disability – shall apply.
5.    Severance Benefits: Provided Executive signs and does not timely revoke this Agreement and materially complies with the terms of this Agreement, and provided Executive has signed the U.K. Settlement Agreement and materially complies with its terms, Hertz shall provide Executive with severance payments and benefits, as follows:
(a)    Hertz will pay Executive One Million Nine Hundred and Fifty Thousand Dollars and Zero Cents ($1,950,000.00) payable in equal installments over eighteen (18) months on Hertz’s regular payroll cycles, beginning with the first payroll cycle ending after the Effective Date. Hertz retains the right to deduct from one or more of such payments any monies owed by Executive to any Released Party.
(b)    Hertz will pay Executive Seventy-Five Thousand Dollars and Zero Cents ($75,000.00), in a single lump sum payment to be paid within fifteen (15) business days following the Effective Date, comprising payment for Executive’s monthly rental cost on her

UK apartment through December 2022, and payment to defray costs associated with her relocation.
(c)    Hertz will pay Twenty-Five Thousand Dollars and Zero Cents ($25,000.00) for
executive level outplacement services directly to the provider of Executive’s choice, constituting payment for outplacement services provided for under the 2021 Severance Plan and to be reported as income to Executive on Form 1099.
(d)    Executive will be considered a participant in the 2022 Executive Incentive Compensation Plan: Corporate - Global (the “Bonus Plan”), at the level of one hundred per cent (100%) of the base salary in effect for Executive on the Separation Date and on the same terms and conditions applicable to other individuals at the Executive Vice President level, or its functional equivalent. Executive will be entitled to receive payment under the Bonus Plan, pro-rated for Executive’s 2022 service based upon the Separation Date, on the same basis such bonuses are paid to other individuals at the Executive Vice President level, or its functional equivalent. Such Bonus Plan payment, if any, will be paid to Executive not later than March 15, 2023.
(e)    Medical, health, accident insurance, and other similar healthcare arrangements for the benefit of Executive and Executive’s dependents who received such coverage as of the Separation Date, if any, shall continue under Hertz’s US-based Custom Benefit Plan, at the same level and same cost to Executive in effect under the International Benefits Program as of the Separation Date, for eighteen (18) months following the Separation Date or until Executive becomes eligible to receive benefits at a comparable level from a subsequent employer (“New Coverage”). Executive acknowledges and agrees that Executive’s right to such coverage is contingent on Executive’s agreement to inform Hertz if Executive becomes eligible for New Coverage before Hertz’s obligations under this Section of this Agreement expire. If Executive becomes eligible for New Coverage and fails to timely inform Hertz, Hertz will be entitled to recover from Executive all premiums and claims costs paid on Executive’s behalf for coverage after Executive became eligible for New Coverage.
6.    Within fifteen (15) days of your execution of this Agreement, Hertz shall pay by wire directly to Outten & Golden LLP, Fifty-Five Thousand Dollars and Zero Cents ($55,000.00) for legal fees actually incurred by you in connection with the review and negotiation of this Agreement. Outten & Golden LLP shall provide Hertz with a Form W-9 for this payment, and Hertz shall provide both Outten & Golden LLP and Executive with a Form 1099.
7.    Claims Released: Executive, on Executive’s own behalf and on behalf of Executive’s family, heirs, executors, administrators, and assigns, and all other persons claiming by or through Executive, each in their capacity as such, does release Hertz, its current and former divisions, parent companies, subsidiaries, and affiliated companies, including but in no way limited to Hertz Europe Limited, and their successors and assigns; their current and former officers, directors, shareholders, agents and employees; the current and former employee benefit and retirement plans sponsored or maintained by Hertz, as well as any fiduciary, trustee, and administrator of such plans each in their capacity as such, (collectively the “Released Parties”), from any and all claims, demands, judgments, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities that can be lawfully released and discharged, including but not limited to claims for severance pay or other benefits arising under the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “2021 Severance Plan”, a predecessor plan (including the Amended and Restated Hertz Global Holdings, Inc. Severance Plan for Senior Executives dated as of May 22, 2020) or any other severance policy or plan sponsored by Hertz (collectively, the “Severance Plans”). Executive understands that the claims released herein include but are not limited to all employment-related rights and claims and those relating to Executive’s separation from employment, known or unknown, at common law or under any statute, rule, regulation, order, or law, whether federal, state, or local, or on any grounds whatsoever, including without limitation, any and all claims for additional severance pay, vacation pay, bonus or other compensation; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, veteran status, sex, sexual orientation, gender, gender identity, disability, handicap, age, or other unlawful discrimination; any claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Federal Civil Rights Act; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act of 1967, as amended; the Older Worker’s Benefit Protection Act; the Employee Retirement and Income Security Act of 1974; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993, as amended; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Act of 1866 and 1991, as amended; the National Labor Relations Act, as amended; the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the California Unruh Civil Rights Act; and the Florida Civil Rights Act; or arising under any other state, federal, local, or common law, with respect to any event, matter, claim, damage, or injury arising out of Executive’s employment relationship with Hertz, and/or the termination of such employment relationship, and/or with respect to any other claim, matter, or event arising at any time prior to the execution of this Agreement. Executive covenants and agrees not to at any time file a suit or claim of any kind against any of the Released Parties concerning any of the claims released herein. Executive acknowledges that this release of claims extends to all claims of every nature and kind that may be lawfully released, whether known or unknown, suspected, or unsuspected, presently existing or resulting from or attributable to any act or omission of a Released Party occurring before Executive signed this Agreement. Likewise, and in consideration of Executive’s execution of this Agreement, which Hertz acknowledges is adequate consideration, Hertz hereby irrevocably and unconditionally waives, releases, and forever discharges and covenants not to sue Executive, from any and all claims, liabilities and causes of action of any kind which Hertz ever had, now has or hereafter may have against Executive by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the date hereof of which Hertz had knowledge as of the date hereof, including, but not limited to, all claims arising out of or from or regarding or pertaining to any transaction, dealing, conduct, act or omission, or any other matters or things relating to the employment relationship and/or the termination of the employment relationship.
8.    Rights/Claims Not Released and Additional Employee Protections: Notwithstanding

anything to the contrary herein, this Agreement does not effect a release of, or preclude the assertion of (a) rights or claims that arise after Executive signs this Agreement, including the right to enforce this Agreement; (b) rights or claims that cannot be released as a matter of law, including claims for benefits under workers’ compensation or unemployment compensation laws (the application for which shall not be contested by Hertz); (c) rights or claims under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and/or the American Reinvestment and Recovery Act; (d) claims for breach of this Agreement; (e) any rights or claims under the U.K. Settlement Agreement; (f) any rights or claims for accrued, vested benefits under any employee benefit, stock, savings, insurance, or pension plan of Hertz; or (g) any rights or claims to indemnification, contribution, advancement or defense as provided by, and in accordance with the terms of the Company by-laws, articles of incorporation, liability insurance coverage, indemnification agreement, or applicable law.
For the avoidance of doubt, the foregoing exclusions from the release provisions of this Agreement do not constitute an admission with respect to any claims, including with respect to the validity or enforceability thereof, and shall not affect any objections or defenses Hertz may assert with respect to any claims, or to the payment of any claims. This Agreement is also not a settlement of any workplace injury claim that Executive may have under workers’ compensation laws.
Nothing in any part of this Agreement limits Executive’s right to file a charge with a governmental agency, provide testimony or other information to an agency, or take part in any agency investigation. Nor does any part of this Agreement limit Executive’s right to testify regarding sexual harassment or criminal conduct, whether in court pursuant to subpoena or a court order or before a state legislature at the legislature’s written request. However, Executive is waiving all rights to recover money or other relief for claims released herein in connection with such an investigation or charge filed by Executive or any other individual, or by the Equal Employment Opportunity Commission or any other federal, state, or local agency. Despite the above, this Agreement does not limit Executive’s right to receive money properly awarded by the U.S. Securities &Exchange Commission as a reward for providing information to that agency.
9. Time to Consult Counsel, Consider and Revoke Release: Executive acknowledges and agrees that Hertz has advised Executive (i) that this Agreement may not be signed or otherwise accepted by her prior to May 1, 2022 and that if she signs or purports to accept before that date, this Agreement will be null and void and have no force or effect; (ii) to read this Agreement and carefully consider all of its terms before signing it; (iii) to consult with an attorney of Executive’s choice before signing it; (iv) that Executive has twenty-one (21) calendar days in which to consider this Agreement before signing, although Executive may accept and sign at any time within those twenty-one (21) days, provided she does so on or after May 1, 2022; and (v) that Executive has the un-waivable right to revoke this Agreement within seven (7) calendar days after signing (the “Revocation Period”), by emailing a written revocation to Eric Leef at [*] before the expiration of the Revocation Period; and (v) that this Agreement will become effective on the day following the expiration of the Revocation Period, and only if Executive has not timely revoked it.
10.    Warranties and Representations: Executive warrants and represents as follows:

(a)    Executive has not filed or otherwise pursued any charges, complaints, lawsuits, or claims of any nature against any of the Released Parties arising out of or relating to events occurring prior to and through the date of this Agreement with respect to any matter covered by this Agreement, and Executive has no knowledge of any fact or circumstance that Executive would reasonably expect to result in any claim against any of the Released Parties in respect of any of the foregoing.
(b)    That through the Separation Date Executive has not: (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to Executive’s employment duties with Hertz which has resulted or will result in material economic harm to Hertz; (ii) knowingly violated the Hertz Standards of Business Conduct or any similar policy; (iii) facilitated or engaged in, and has no knowledge of, any financial or accounting improprieties or irregularities of Hertz; or (iv) knowingly made any incorrect or false statements in any certifications Executive made relating to filings of Hertz required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any Hertz filings required under applicable securities laws; in either of the case of clause (iii) or (iv) of this Section of this Agreement, except with respect to any information that has been provided through the Separation Date by a third-party auditor in an oral or written report to both Executive and the Board of Directors (or any committee thereof). Executive further acknowledges and agrees that Hertz is entering into this Agreement in reliance on the representations contained in this Section of this Agreement which representations constitute terms of this Agreement.
(c)    That Executive has carefully read this Agreement and that Executive fully understands its terms and is entering into this Agreement voluntarily. Executive also warrants and represents that Executive has received valuable consideration in exchange for signing this Agreement that Executive would not otherwise be entitled to receive. Executive further warrants and represents having fully and properly reported all hours worked, having been fully and properly paid all wages and benefits Executive should have been paid, having received all required breaks in accordance with state and federal laws, and having been reimbursed for any expenses incurred in Executive’s employment, through the last regular pay day before signing this Agreement. Executive warrants and represents that Executive has no work-related injury or illness at the time of signing this Agreement for which Executive has not already filed a claim.
11. Confidential Information:    For purposes of this Agreement, “Confidential Information” shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of Hertz or its affiliates, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof) or known to persons in the industry generally, was not in Executive’s possession or known to Executive prior to Executive’s employment with Hertz, and is not among Executive’s contacts, whether in paper or electronic form (e.g., rolodex, Outlook contacts, etc.). Executive acknowledges and agrees that Executive shall not at any time, without the prior written consent of Hertz, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation, or other entity any Confidential Information pertaining to the business of Hertz or any of its affiliates, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Hertz, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose, or make accessible such information, or save as permitted by the UK Settlement Agreement. If a court or arbitrator of competent jurisdiction finds that Executive has materially breached this Section of this Agreement, Executive will repay the severance benefits to Hertz in full and will be subject to such other monetary damages as Hertz may be able to prove at trial.
12.    Non-Disparagement: Executive agrees not to do, say, or publish anything, directly or indirectly, whether verbal or in writing, that disparages Hertz or any officer, director, employee or greater than ten percent (10%) shareholder (or beneficial owner) of Hertz, or otherwise reflects negatively on Hertz’s reputation or that of any other Released Party, or to assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in doing so, except as required by law or save as permitted by the UK Settlement Agreement. Likewise, Hertz, through its senior management, shall not do, say or publish anything, directly or indirectly, that disparages Executive, Executive’s goodwill or otherwise reflects negatively on Executive’s reputation. The parties specifically agree not to post or communicate anything over the internet or on any social media (Facebook, Twitter, etc.) that would violate this Section of this Agreement. Any inquiries by third parties for employment references or otherwise concerning Executive’s employment with Hertz must be directed to Eric Leef, Chief Human Resources Officer, or his actual or functionally equivalent successor. If Mr. Leef is contacted by third parties concerning Executive’s employment, he shall provide a response that is limited to the sum and substance of the information contained in Exhibit A attached to this Agreement. If asked by any third parties about Executive’s departure from Hertz, Executive may respond that Executive resigned from employment with Hertz. If specifically asked whether Executive resigned from employment with Hertz, Hertz and Mr. Leef shall confirm that Executive resigned. Nothing in this Section of this Agreement shall prevent the lawful filing or prosecution of any claim against Hertz in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes, any response or disclosure by Executive compelled by legal process or required by applicable law or any bona-fide exercise by Executive of any shareholder rights Executive may otherwise have.
13.    Non-Compete:Executive expressly agrees that for eighteen (18) months following

Executive’s execution of this Agreement, Executive shall not directly or indirectly become associated, as an owner, partner, shareholder (other than as a holder of not in excess of five percent (5%) of the outstanding voting shares of any publicly traded company), director, officer, manager, employee, agent, consultant, or otherwise, with any car, van, or truck rental company, or comparable company, including but not limited to Avis Budget Group, Enterprise Rent-a-Car, Sixt rent a car, Advantage Rent a Car, Edge Auto Rental, Courier Car Rental, and any of their respective affiliates; with a Transportation Network Company, including but not limited to Uber Technologies, Inc. and Lyft, Inc.; or with any other company that competes with the business, or for the customer base, of Hertz; each of which is defined herein to be a “Competitive Business.” This Section of this Agreement shall not be deemed to restrict association with any enterprise that conducts unrelated business or that has material operations outside of the geographic area that encompasses Hertz’s customer base (or where Hertz had plans at the Separation Date to enter) for so long as Executive’s role, whether direct or indirect (e.g., supervisory), is solely with respect to such unrelated business or other geographic area (as the case may be).
14.    Non-Solicitation: Executive will not for eighteen (18) months after the Separation Date directly or indirectly, alone or in aid of or through others, employ or seek to employ, or solicit, divert, or otherwise induce, or attempt to do so, or cause others to do so with a view to engage or employ, any person who is or was a managerial-level employee of a Released Party as of the Separation Date, or at any time during the 12-month period preceding the Separation Date, to terminate or modify their employment relationship with Hertz or to have such individual(s) perform any services for or on behalf of any other company, individual, or other entity.
15.    Reasonableness and Modification: Executive acknowledges that the restrictions contained in the “Non-Compete” and “Non-Solicitation” provisions of this Agreement are reasonable and necessary to protect the legitimate interests of the Released Parties, and that any violation of any such restriction will result in irreparable injury to the applicable Released Party. Executive represents and agrees that Executive’s experience and capabilities are such that the restrictions contained in the “Non-Compete” and “Non-Solicitation” provisions of this

Agreement will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.
The parties agree that if any portion of the provision of the “Non-Compete” and “Non- Solicitation” provisions of this Agreement is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby, or the type of conduct restricted therein, a Court is authorized and directed to modify the duration, geographic area, and/or other terms of such provision to the maximum benefit of Hertz as permitted by law, and, as so modified, said provision shall then be enforceable. The period of time during which the “Non-Compete” and “Non-Solicitation” provisions of this Agreement shall apply shall be extended by the length of time during which Executive is deemed to be in breach of any such term.
16.    Equitable Relief: Executive further agrees that in the event Executive breaches the “Non- Compete” or “Non-Solicitation” provisions of this Agreement, Hertz shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond, and that a Court or Arbitrator may also order an equitable accounting of all earnings, profits, and other benefits arising from any violation of the “Non-Compete” or “Non- Solicitation” provisions of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which Hertz may be entitled.
17.    Fiduciary Duties: Executive will retain fiduciary responsibilities to Hertz to the extent provided by law. In addition, Executive agrees to continue to abide by applicable provisions of the principles and guidelines set forth in the Hertz Standards of Business Conduct, the terms of which are incorporated herein, including but not limited to the restrictions on insider trading and use of Company assets and information contained therein.
18.    Return of Company Property: All notes, reports, sketches, plans, books, keys, computers, hard copy or computer files, computer diskettes, flash drives, or other electronic storage devices, unpublished memoranda or other documents or property, including any company vehicles, which were created, developed, generated, or held or controlled by Executive during Executive’s employment and which concern or are related to Hertz’s business, whether or not containing or relating to confidential information, are the property of Hertz and will be returned to Hertz within thirty (30) calendar days of the Separation Date. Notwithstanding anything to the contrary in this Agreement, Executive may retain Executive’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts and calendar, etc.) and copies of documents related to Executive’s compensation and benefits
19.    Cooperation: Executive agrees to reasonably cooperate with Hertz in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Hertz which relate to events or occurrences that occurred while Executive was employed by Hertz and about which Executive has knowledge as a result of Executive’s employment with Hertz, including, but not limited to, any litigation and/or claims that were filed and/or asserted while Executive was employed by Hertz. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or Hertz personnel, being available for interviews, depositions, and/or to act as a witness on behalf of Hertz, if requested, and at the request of Hertz responding to any inquiries about the particular matter. Executive will also reasonably cooperate with Hertz in connection with any investigation or review by any federal, state, or local regulatory authority relating to events or occurrences that transpired while Executive was employed by Hertz. Hertz’s requests pursuant to this Section shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive. Hertz shall promptly reimburse Executive for any and all reasonable out-of-pocket expenses Executive may incur in connection with such cooperation (including reasonable attorneys’ fees if a conflict arises between Executive and Hertz).

Nothing in this Section of this Agreement shall prevent any communications by Executive with any governmental agencies without notice to Hertz, as contemplated by the Section of this Agreement with the heading “Rights/Claims Not Released and Additional Employee Protections,” above.
20.    Tax Matters; Internal Revenue Code Section 409A:

All payments and benefits provided under or referenced in the terms of this Agreement shall be subject to tax withholdings required by applicable law and other standard payroll deductions.
The payments made pursuant to this Agreement are intended to be exempt from or are in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and its accompanying regulations (“Section 409A”). This Agreement shall be implemented and construed in a manner to give effect to the foregoing. If any provision of this Agreement (or of any award of compensation due to Executive under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Hertz shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under this Agreement, provided that in no event shall Hertz or any of its affiliates or any other Released Party (i) be liable for or have any obligation to indemnify or otherwise hold Executive harmless from any taxes, interest, or penalties, or liability for any damages related to Section 409A or (ii) be required to increase the amount of any payment made pursuant to this Agreement.
It is the parties’ understanding and intent that the payments made pursuant to this Agreement are not subject to taxation under UK law. In the event they are deemed by HMRC to be taxable, they shall be subject to tax equalization to the same extent and under the same terms and conditions as employment-related income earned by Executive during her employment. Executive shall be entitled to use the services of BDO to assist in the filing of her US and UK tax returns for so long as Executive’s US or UK taxes continue to be impacted as a result of her prior employment with Hertz, including by payments made pursuant to this Agreement.
21. Confidential Agreement: Where it is not contrary to state and local law, the existence of this Agreement, its terms, and any severance amount paid under it, including the timing of any such payment, are confidential and may not be disclosed by Executive, except that Executive may disclose such information to members of Executive’s immediate family, tax advisors, and attorneys, as permitted by the UK Settlement Agreement and as required by applicable law. Executive will take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above. Executive will give written notice to Hertz if Executive is requested or required pursuant to court order, judicial process, or by any regulatory authority, to reveal any information relating to the terms and conditions of this Agreement prior to providing the information.
22.    Severability: The various provisions of this Agreement and parts thereof are severable.

Executive specifically agree that if any single clause or clauses or portion thereof, other than those set forth in the Section of this Agreement with the heading “Claims Released,” shall be found invalid, illegal, or unenforceable by any court of competent jurisdiction, only that part will be severed from this Agreement and the remaining provisions shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to Executive or Hertz.
23.    Entire Agreement: Executive acknowledges and agrees that no promise, inducement, or agreement has been made to or with Executive except as set forth herein. This Agreement and the U.K. Settlement Agreement contain the entire agreement between the parties, and Executive understands that the terms of this Agreement and the U.K. Settlement Agreement are contractual and not a mere recital. Executive further acknowledges and agrees that the benefits provided to Executive under this Agreement and the U.K. Settlement Agreement are the entire severance benefit to which Executive is entitled, and that this Agreement and the U.K. Settlement Agreement supersede any and all prior agreements between the parties concerning Executive’s severance eligibility, be they oral or in writing, including, but not limited to, the Severance Plans, and may not be changed, modified, or rescinded except in writing, signed by both parties, and any attempt at oral modification of them Agreement shall be void and of no force or effect.
24.    Savings Clause: Executive understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement, except as provided for otherwise in the Section of this Agreement with the heading “Reasonableness and Modification.”
25.    Waiver of Jury Trial: EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Agreement.

26.    Applicable Law: This Agreement is subject to and shall be construed in accordance with Florida law without regard to any conflict of law principles. Executive and Hertz irrevocably and unconditionally (i) agree that any suit, action, or other legal proceeding arising out of this Agreement, including without limitation any action commenced by Hertz for preliminary and permanent injunctive relief or other equitable relief, shall be brought in the United States District Court whose jurisdiction includes Lee County, Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Florida, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.

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WITH MY SIGNATURE, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY; I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND HERTZ ADVISED ME TO DO SO.

I HAVE BEEN GIVEN AT LEAST 21 CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND INFORMED THAT I HAVE 7 CALENDAR DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION.

/s/ Angela Brav                        6/10/2022
ANGELA I. BRAV                        DATE

/s/Eric Leef                            6/14/2022
THE HERTZ CORPORATION                DATE

By: Eric Leef

Its: EVP and CHRO

Exhibit A

Response of Eric Leef or actual or functionally equivalent successor to external inquiries regarding Executive’s employment with Hertz

Sum and Substance of Message

•AB’s career with Hertz began in November 2019 and ended in April 2022.

•Throughout her tenure, AB served as President-Hertz International.

•In her role, AB successfully led the Company’s substantial international network of approximately 6,000 corporate and franchise rental locations, both on-airport and off-airport locations, in 110 countries and regions.

•The COVID-19 pandemic began just weeks after AB joined Hertz, and she led Hertz International with a remote team through the severe business challenges the pandemic presented.

•Hertz’s US and Canadian businesses entered bankruptcy under Chapter 11 in May 2020.

•AB led a successful financial and business restructuring effort for Hertz International that brought about significant cost savings in 2020, and her contributions led Hertz International to avoid bankruptcy.

•In 2021, the last full year of AB’s tenure, Hertz International’s total revenues increased by $113M.

PRIVATE & CONFIDENTIAL

WITHOUT PREJUDICE & SUBJECT TO CONTRACT

SETTLEMENT AGREEMENT

Between

THE HERTZ CORPORATION

And

ANGELA BRAV

SETTLEMENT AGREEMENT

This Agreement is dated the 10th day of June 2022 and is made between:

(1)    The Hertz Corporation of 8501 Williams Road, Estero, Florida 33928, United States of America (the “Employer”); and
(2)    Angela Brav of [*] (the “Executive”).
WHEREAS

(A)    The Executive was advised on 5 April 2022 that her role was likely to become redundant in the future and wishes to leave the employment of the Employer at an earlier date.
(B)    The Executive and the Employer have agreed terms on which she will leave the employment of the Employer on 30 April 2022 by mutual agreement.
(C)    The Executive and the Employer have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Executive has or may have in connection with her employment or its termination, against the Employer or any Affiliated Company or their officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, the contractual and statutory claims referenced in this Agreement save for those claims excluded by clause 8.2 below.
(D)    The Employer is entering this Agreement for itself and as agent for itself, its Affiliated Companies and its and their relevant officers and employees (former and present) and is duly authorised to do so.
IT IS AGREED as follows:

1    Definitions

In this Agreement:

1.1    “Affiliated Company” means a ‘subsidiary’ and/ or ‘holding company’ of the Employer, as defined in section 1159 of the Companies Act 2006, and a subsidiary of any holding company of the Employer;
1.2    “Hertz Severance Plan” means the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives, excluding any amendments after the date of this Agreement;
1.3    “Independent Adviser” means Helen Sherborne of Keystone Law;
1.4    “Termination Date” means 30 April 2022.

1.5    “U.S. Settlement Agreement” means the Confidential Severance Agreement and General Release of Claims agreement entered into between The Hertz Corporation and the Executive dated June 10, 2022.
1.6    The headings in this Agreement are inserted for convenience only and shall not affect its construction.
1.7    A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.8    The schedules to this Agreement form part of (and are incorporated into) this Agreement.
2    Termination of employment

2.1    Subject to the following provisions of this Agreement, the Executive’s employment with the Employer terminated on the Termination Date by way of mutual agreement.
3    Severance Payment and Benefits

3.1    The Employer will, without admission of liability and in full and final settlement of any claims or rights of action pursuant to clause 8.1 (save for those claims excluded by clause 8.2 below) , pay to the Executive:
3.1.1    a total payment of £30,000, (“Severance Payment”) subject to clauses 3.1.2 and 3.1.2 which is inclusive of:
a.    the remainder of the Executive's statutory notice period (the "PILON"), and;
b.    the statutory redundancy payment of £1,713 (calculated on the basis of £571 x 3, being the multiplier based on the Executive’s age of 59 and length of U.K. qualifying service of 2 years) that she would have been entitled to had her employment been terminated on the grounds of redundancy.
3.1.2    The Severance Payment will be paid less any required deductions for income tax and National Insurance contributions. In this regard, the parties believe that:
a.    Part of the Severance Payment will be taxable as post- employment notice pay within the meaning of the Income Tax (Earnings and Pensions) Act 2003; and

b.    The balance of the Severance Payment will be tax free insofar as its tax treatment in the U.K. is concerned (the Employer gives no warranty as to the tax treatment of the Severance Payment in the U.S.).
3.1.3    In the event that the Employer is obliged to pay in the U.K. or the
U.S. any additional tax or employee national insurance contributions / social security (“Charges”) on the part of the Severance Payment that does not constitute the PILON, the Executive shall repay to the Employer a sum equivalent to the Charges within 14 days of the Employer’s written demand, provided that before issuing such a demand the Employer shall have notified the Executive of its receipt of a requirement to pay such Charges and shall have given the Executive a reasonable opportunity to make representations to the relevant tax authority.
3.2    As part of this settlement the Employer will also:

3.2.1    Continue to tax equalize all employment-related income earned whilst the Executive was on international assignment to the UK up to the Termination Date, including in respect of the taxable treatment of payments to the Executive under this Agreement made after the Termination Date.
3.2.2    Continue to provide the Executive access to BDO to assist in the filing of tax returns in the UK, at the Employer’s expense, until such time as the UK tax liabilities of the Executive have been satisfied including assistance in the event of any enquiries by HMRC;
3.2.3    Permit the Executive to retain the Employer’s iPhone (the “Device”) currently in her possession, subject to that Device first being wiped of any confidential information and any software licensed to the Company or an Affiliated Company. The Employee is responsible for arranging transfer of the mobile telephone number for the iPhone to her ownership with effect from the Termination Date and she undertakes and agrees to be responsible for all charges and expenses associated with the Device with effect from the day immediately following the Termination Date. No warranty is given by the Employer as to the condition of the Device;
3.2.4    Provide one round-trip Business class flight each for the Executive and her husband to prepare her household goods to be returned to the United states (if this is not part of any International Assignment Policy or if there is no such policy or comparable policy); and
3.2.5    Pay her reasonable pre-approved moving expenses (if this is not part of any International Assignment Policy or if there is no such policy) with the Employers’ provider subject to these being agreed in advance with the Employer.
3.3    Payment of the Severance Payment is subject to and strictly conditional upon the Executive’s continuing compliance with her material obligations under this Agreement and her continuing compliance with her material obligations under the terms of the Hertz Severance Plan and the continuing material accuracy of the warranties at clause 6.
3.4    The Severance Payment shall be paid via payroll into the bank account into which the Executive has received Comprehensive Allowance payments during her employment, as part of the next applicable payroll subject to prior receipt by the Employer of a copy of this Agreement signed by the Executive and the signed Adviser’s Certificate as set out in SCHEDULE 2.
3.5    The Employer may deduct from the sums referred to in clause 3 any monies owed by the Executive to the Employer or any Affiliated Company. The Employer confirms that it is not aware of any sums that the Employee owes to the Employer or any Affiliated Company.
3.6    Compliance by the Executive with her material obligations and undertakings and the giving of truthful warranties under this Agreement shall each be a condition precedent to any payment or benefit as set out or referred to in this Agreement.
4    Provision of Car

The Employer confirms safe receipt of the car used by the Executive during her employment.
5    Directorships

5.1    The Executive will resign from the board of Hertz Europe Limited in the form set out in SCHEDULE 3.
5.2    The Employer confirms that the Executive continues to have the benefit of Directors’ and Officers’ Liability insurance (“D&O Insurance”) in relation to the Employer and any Affiliated Company, to the same extent that it is maintained for other former directors and officers and that the D&O Insurance was in place while she was a director or officer. The Employer shall continue to maintain such D&O Insurance and, to the extent contemplated and permissible under the Bylaws of Hertz Global Holdings, Inc., will indemnify the Executive against any liabilities as a Director or Officer.
5.3    The Employer confirms that in addition to the D&O Insurance, the Executive will continue to have the benefit of insurance which the Employer already has in place, if any, (“Other Insurance”) for its former directors and officers, and that the Executive will be treated in the same way as any other former director or officer of the Employer or any Affiliated Company.
5.4    The Employer confirms that where payment by insurers under the D&O Insurance and Other Insurance (together, “the Insurance”) is insufficient to meet payment of a loss (in whole or in part) in respect of claim under the Insurance it will indemnify the Executive to the same extent and the same conditions as it would for any other former director or officer of the Employer or any Affiliated Company to the extent contemplated and permissible under the Bylaws of Hertz Global Holdings, Inc.
5.5    The Employer confirms that it is unaware of any circumstances or any claims notified under the Insurances relating to any of the Executive’s directorships/offices or positions in the Employer or any Affiliated Company.
6    Executive’s Warranties and Employer’s Warranties

As a strict condition of receiving the sums under this Agreement, the Executive warrants and represents as follows, as at the date of this Agreement, and acknowledges that the Employer enters into this Agreement in reliance on these warranties:
6.1    The Executive has not retained and will not retain any copies (whether paper copies or copies stored on software storage media) of the documentation and information referred to at clauses 7.1 and 7.2 below, save for documentation and correspondence relating to her share options and employment terms;
6.2    The Executive has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of the Executive’s employment with the Employer, including without limitation (i) knowingly violated the Hertz Standards of Business Conduct or any similar policy, (ii) facilitated or engaged in, or had knowledge of, any financial or accounting improprieties; (iii) knowingly made any incorrect or false statements in any of her certifications relating to the Employer’s or any Affiliated Company’s filings required under applicable securities laws or management representation letters and the Executive has no knowledge of any incorrect or false statements in respect of the same (in the case of (ii) or (iii) excluding any information provided by a third party auditor in a report to both the Executive and a Board of Directors of the Company or any Affiliated Company), which if the matter had come to the Employer’s attention before the Termination Date would have entitled the Employer to terminate the Executive’s employment summarily or if it had been done or omitted after the date of the Agreement would have constituted a breach of any of its terms;
6.3    There are no matters of which the Executive is aware relating to any act or omission by the Executive or by any director, officer, employee, or agent of the Employer or any Affiliated Company which if disclosed to the Employer would or might affect the Employer’s decision to enter into this Agreement or which has not been disclosed to the Employer;
6.4    The Executive has not issued proceedings before the employment tribunals, High Court or County Court or any other judicial body in any jurisdiction in respect of any claim in connection with the Executive’s employment or its termination and the Executive undertakes that, save where clause 8.2 applies, neither the Executive nor anyone acting on the Executive’s behalf will present such an application, or claim and that the Executive will not enforce any declaration or award in respect of such application or claim, whether under sections 188 to 192 of the Trade Union and Labour Relations (Consolidation) Act 1992 or otherwise; and
6.5    Having received the independent advice referred to in clause 10, as far as she and the Independent Advisor are aware the only claims or particular complaints which the Executive may have against the Employer or any of its Affiliated Companies, whether statutory or otherwise, are those referred to in clause 8.1 and SCHEDULE 1.
6.6    The Employer and all Affiliated Companies warrant that they have not and will not disclose the facts or contents of this Settlement Agreement and the facts and circumstances leading up to it, to any third party except to professional advisers HMRC or as required by law.
7    Executive’s Undertakings

In consideration of $1,000 (subject to deductions of income tax and national insurance contributions) the Executive undertakes to:

7.1    No later than the Termination Date, return to the Employer all documents and other property of the Employer or any Affiliated Company in the Executive’s
possession or control, including, without limitation, laptops, security passes, keys, computer disks, tapes, records, correspondence, documents, files and other information (whether originals, copies or extracts) belonging to the Employer or any of its Affiliated Companies, together with all confidential information, save as provided by clause 17 of the U.S. Settlement Agreement and save for the Executive's iPhone device, which she is permitted to retain subject to the provisions of clause 3.2.3 above and save for the notepad that the Executive will return to the Employer on 21 June 2022 when she returns to the UK;
7.2    The Executive confirms that any electronic data held by the Executive which is the intellectual property of the Employer or any Affiliated Company will have been permanently deleted by 21 June 2022 (to the extent possible without third party intervention) from the location in which it was held;
7.3    On request disclose to the Employer all passwords (including passwords to all protected files) created or protected by her which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to the Employer or any Affiliated Company;
7.4    Keep the terms of this settlement including the substance of any discussions or negotiations leading to the conclusion of this Agreement, and/or the terms on which the Executive’s employment is terminated, and/or the circumstances leading to the termination of the Executive’s employment, strictly confidential and not herself, or by her representative(s) or by anyone else on the Executive’s behalf disclose, communicate or otherwise make public the same to anyone (save to the Executive’s immediate family, professional advisers , insurers and the relevant tax authorities or otherwise as may be required to be disclosed by law or a court of competent jurisdiction), subject to the Executive’s right to make (i) a protected disclosure under section 43A of the Employment Rights Act 1996, (ii) a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; (iii) as part of co- operating with any law enforcement agency regarding a criminal investigation or prosecution; or to a medical adviser or provider of therapeutic or counselling services.
7.5    Not hold herself out as remaining employed by or otherwise continuing to work for the Employer or any Affiliated Company after the Termination Date, and to take such action required by her (at the Employer’s reasonable cost) to resign or otherwise terminate any residual employment relationship or corporate office (whether active or suspended) with an Affiliated Company in any other jurisdiction including in France, Italy or the United States.
7.6    That, notwithstanding the termination of her employment, she will continue to abide by her express and implied obligations to the Employer and/or any Affiliated Company in respect of its/ their confidential information, subject to the exceptions set out in clause 7.4 which shall apply equally to the Employee’s obligations under this clause.
7.7    Nothing in this Agreement shall prevent the Executive from making disclosures to a recruitment consultant, outplacement counselor or future employer simply for the purposes of discussing her employment history, her roles and responsibilities, provided that in doing so she does not breach clauses 7.4 or 7.6 of this Agreement or any confidentiality obligations under the U.S. Settlement Agreement.

8    Compromised claims

8.1    The Executive agrees that the terms of this Agreement are offered by the Employer without any admission of liability on the part of the Employer or any Affiliated Company and are in full and final settlement of all and any claims or rights of action that the Executive has or may have against the Employer or any Affiliated Company or their officers or employees in any jurisdiction arising out of the Executive’s employment with the Employer or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this Agreement in any jurisdiction and including, but not limited to, the claims specified in SCHEDULE 1 of this Agreement (each of which is hereby intimated and waived), and in particular, but without limitation, in respect of the Executive’s allegations, whether or not presently asserted:
8.1.1    for unfair dismissal and related claims, under section 111 of the Employment Rights Act 1996;
8.1.2    automatic unfair dismissal under sections 94 and 103A and protection from suffering detriment under section 47B of the Employment Rights Act 1996 (protected disclosures);
8.1.3    in relation to the right to be accompanied and protection from suffering a detriment under section 11 of the Employment Relations Act 1999;
8.1.4    for breach of contract, wrongful dismissal or otherwise any damages for statutory and contractual notice;

8.1.5    in relation to an unlawful deduction from wages or unlawful payment, under part II of the Employment Rights Act 1996;
8.1.6    in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;
8.1.7    in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;
8.1.8     for direct or indirect discrimination, harassment or victimisation related to age under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;
8.1.9    for direct or indirect discrimination, harassment or victimisation related to sex under section 120 of the Equality Act 2010 and/or under section 63 of the Sex Discrimination Act 1975;

8.1.10    for direct or indirect discrimination, harassment or victimisation related to nationality or national origin under section 120 of the Equality Act 2010 and/or under section 54 of the Race Relations Act 1976;
8.1.11    in relation to any breach of the Data Protection Act 1998, Data Protection Act 2018 or relevant data protection legislation (as amended) or in relation to any data subject access request;
8.1.12    in relation to obligations under the Protection of Harassment Act 1997;
8.1.13    in relation to any claim arising out of her employment or its termination in any other jurisdictions including (without limitation) any Federal, State, or Local jurisdiction in the United States;
and the Executive confirms that such claims are hereby compromised.

8.2    Claims in respect of:

8.2.1    accrued pension rights;

8.2.2    any latent free-standing personal injury claim, excluding personal injury claims under discrimination legislation or in connection with any protected disclosure; and
8.2.3    enforcing the terms of this Agreement or the U.S. Settlement
Agreement

are excluded from the scope of compromised claims but the Executive confirms that she is not aware of any circumstances which would give rise to any claim in respect of personal injury, and that there is no such claim pending at the date of this Agreement.
8.3    The Executive agrees that, except for the payments and benefits expressly stated in this Agreement and in the U.S. Settlement Agreement (subject always to her continued compliance with its terms) she will not be eligible for any other benefit, payment or award from the Employer in connection with the Executive’s employment or its termination, including but not limited to any claim for contractual or statutory notice pay, for the loss of any rights under the Severance Plan, the Omnibus Plan, or any other share, incentive or bonus scheme, and in connection with the termination of her directorships in the Employer and any Affiliated Company.
9    Breach of Agreement

The Executive acknowledges that the Employer is entering into this Agreement in specific reliance on the undertakings, representations and warranties in clauses 6 and 7. If the Executive pursues a claim against the Employer or any Affiliated Company arising out of her employment or its termination (other than those excluded under clause 8.2) she agrees to repay the Severance Payment paid to her.

10    Independent Advice

10.1    The Executive has been advised by the Independent Adviser (as to the laws of England and Wales) who is a qualified lawyer and an independent adviser for the purposes of the legislation referred to in clause 11.
10.2    The Executive has received independent advice from the Independent Adviser as to the terms and effect of this Agreement and in particular its effect on the Executive’s ability to pursue a complaint before an employment tribunal and that as far as she and the Independent Adviser are aware she has given the Independent Adviser all relevant documentation and information to enable the Independent Adviser to advise the Executive on any and all known complaints that the Executive has or may have against the Employer.
10.3    The Executive will procure that the Independent Adviser completes and provides to the Employer the Independent Adviser’s Certificate at SCHEDULE 2.
11    Settlement Agreement

The parties hereto agree that this is a Settlement Agreement within the meaning of section 203 of the Employment Rights Act 1996 and this Agreement satisfies the conditions regulating Settlement Agreements contained within section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, clause 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and section 58 of the Pensions Act 2008.
12    Third Party Rights

Each Affiliated Company and any officer, director, trustee, shareholder or employee of the Employer or any Affiliated Company, may enforce the terms of this Agreement where any such term is expressed for such Affiliated Company’s or person’s benefit under the provisions of the Contracts (Rights of Third Parties) Act 1999.
13    Entire Agreement

This Agreement and the U.S. Settlement Agreement set out the entire understanding between the parties and supersedes all prior discussions, communication and undertakings between them or their advisers whether orally or in writing.

14    Headings

The headings to clauses in this Agreement are for convenience only and have no legal effect.
15    Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.
16    Severability

The various provisions and sub-provisions of this Agreement and its Schedules are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement or its Schedules.
17    Governing law and jurisdiction

17.1    This Agreement shall be governed by and construed in accordance with the laws of England and Wales.
17.2    The parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.
18    Without Prejudice and subject to contract

Notwithstanding that this Agreement is marked “Without Prejudice and Subject to Contract”, it will, when dated and signed by all the parties named below and accompanied by the attached certificate signed by the Independent Adviser, become an open agreement.

Signed on behalf of The Hertz Corporation

/s/ Eric Leef....................................

/s/ Angela Brav..............................

Signed by Angela Brav

SCHEDULE 1

Claims:

Employment Rights Act 1996
(a)    in relation to suspension from work, under section 70 of the Employment Rights Act 1996;
(b)    in relation to maternity, paternity, adoption and parental rights and flexible working, under parts VIII and VIIIA of the Employment Rights Act 1996;
(c)    in relation to time off work, under sections 51, 54, 57, 57A, 57B, 58, 60, 63 and 63C of the Employment Rights Act 1996;
(d)    in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
Equality

(e)    for direct or indirect discrimination, harassment or victimisation related to religion or belief, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;
(f)    for direct or indirect discrimination, harassment or victimisation related to race, colour, or ethnic origin under section 120 of the Equality Act 2010 and/or under section 54 of the Race Relations Act 1976;
(g)    for direct or indirect discrimination, harassment or victimisation related to marital or civil partnership status, under section 120 of the Equality Act 2010 and/or under section 63 of the Sex Discrimination Act 1975;
(h)    for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or under section 17A of the Disability Discrimination Act 1995;
Miscellaneous

(i)    in relation to the right to request time off for study or training under section 613 of the Employment Rights Act 1996;
(j)    for failure to comply with obligations under the Human Rights Act 1998 or the Protection from Harassment Act 1997;
(k)    for failure to comply with obligations under the Data Protection Acts 1998 and 2018 (as amended); and
(l)    arising in consequence of the United Kingdom’s former membership of the European Union relating to employment or its termination.

SCHEDULE 2

Independent Adviser’s Certificate

I, Helen Sherborne of Keystone Law confirm that I have given independent advice relating to the laws of England and Wales to Angela Brav of [*] (Executive) as to the terms and effect of the above Agreement and in particular its effect on the Executive’s ability to pursue the Executive’s rights before an employment tribunal.
I confirm that

    I am a relevant independent adviser (as defined by section 203 Employment Rights Act 1996).
    I am not a party or connected to a party to this Agreement or any complaint relating to it within the meaning of section 147(5) of the Equality Act 2010.
    there is no connection between me and the Executive which gives rise to a conflict of interest in relation to this Agreement or any complaint which it compromises.
    there is or was at the time of the advice given to the above in force a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by the Executive in respect of any loss up to the limits of the insurance policy arising from the advice.

SIGNED

DATED

SCHEDULE 3 RESIGNATIONS

Letter of Resignation

To:    The Directors
Hertz Europe Limited Hertz House
11 Vine Street Uxbridge Middlesex UB8 1QE

XX [month] 2022

Dear Sir

Hertz Europe Limited (the “Company”)

I hereby resign as a director of the Company with effect from [INSERT DATE OF LETTER, BEING THE DATE OF THE SETTLEMENT AGREEMENT] 2022.

In witness whereof this letter has been delivered the day and year first before written.

SIGNED as a DEED by Angela Brav    }
in the presence of:

[signature of director]

[signature of witness]

Name Address
Occupation